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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT
                                  BY AND AMONG
                                 BIG LOTS, INC.,
                              BIG LOTS STORES, INC.
                                       AND
                                MICHAEL J. POTTER

This employment agreement ("Agreement") by and among Big Lots, Inc. ("BLI"), Big Lots Stores, Inc. ("Big Lots") and their affiliates, predecessor, successor, subsidiaries and other related companies (collectively the "Company") and Michael J. Potter (the "Executive"), collectively, the "Parties," is effective as of the date signed ("Effective Date") and supersedes and replaces any other oral or written employment-related agreement between the Executive and the Company, including, except as specifically provided, the employment agreement dated June 26, 2000 between the Executive and the Company's predecessor ("Prior Agreement").

The Executive has been employed by the Company since 1991 and has served as the Company's Chairman, Chief Executive Officer and President since 2000. It is the Executive's desire, in a modified capacity, to continue to provide services to the Company and the Company's desire to benefit from the continuation of the Executive's future services. It is the expectation of the Parties that the Executive will continue to serve as the Company's Chief Executive Officer until a successor is appointed, and serve thereafter as the Company's Chief Strategy Officer. The Parties further intend for the Executive to continue to serve as a board member of BLI.

                                  1.00 DURATION

This Agreement will remain in effect from the Effective Date until the earlier of [1] the date it terminates as provided in Section 5.00 or [2] the last day of the twenty-fourth complete calendar month beginning on or immediately after the beginning of the CSO Period (as defined in Section 2.01[2]) and for any subsequent period (and subject to the terms) agreed upon by Big Lots and the Executive ("Term"). Any notice of termination required to be given under this Agreement must be given as provided in Section 6.00 and will be effective on the date prescribed in Section 5.00.

                      2.00 EXECUTIVE'S EMPLOYMENT FUNCTION

2.01 POSITION. The Executive agrees:

      [1] Subject to Section 2.01[2] to [a] serve as the Company's Chief Executive Officer with the authority and duties customarily associated with this position and [b] assist BLI's Board of Directors in its search for a successor Chief Executive Officer. The period required to discharge the duties described in this subsection is referred to as the "CEO Period."

      [2] At the conclusion of the CEO Period (which will terminate upon the employment of a successor Chief Executive Officer) and for the balance of the Term, to [a] assist the

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      successor Chief Executive Officer to transition into his or her new position and [b] serve as the Company's Chief Strategy Officer performing the services as may be reasonably requested by, and solely under the direction of, BLI's Board of Directors. The period described in this subsection is referred to as the "CSO Period."

The Executive agrees at all times to observe and be bound by all Company rules, policies, practices, procedures and resolutions which apply to Company employees and which do not conflict with the specific terms of this Agreement.

2.02 BUSINESS DECISIONS. The Executive shall have no liability to the Company for any act or omission undertaken during the Term of this Agreement in his good faith business judgment in furtherance of his duties as prescribed in or under this Agreement.

2.03 PLACE OF PERFORMANCE. During the CEO Period, the Executive's duties will principally be performed in Columbus, Ohio, except for required travel on the Company's business. During the CSO Period, the Executive agrees to be reasonably available to perform the duties described in Section 2.01[2]; provided, however, that the Company recognizes that the Executive will be relocating from the Columbus, Ohio area and will maintain an office at his new residence.

                                3.00 COMPENSATION

The Company will pay the Executive the amounts described in this Section 3.00 as compensation for the services described in this Agreement and in exchange for the duties and responsibilities described in Section 4.00.

3.01 BASE SALARY. The Company will pay to the Executive:

      [1] During the CEO Period, an annualized base salary of $765,000 ("CEO Base Salary"); and

      [2] During the CSO Period, an annualized base salary of $382,500 ("CSO Base Salary").

Except as otherwise provided in this Agreement, the Executive's CEO Base Salary and CSO Base Salary (collectively, "Base Salary") will be paid in installments that correspond with the Company's normal payroll practices. The Base Salary may be adjusted from time to time in a manner that is consistent with the Company's compensation policies in effect for executives in the same or similar job classification at the discretion of the Company, but will not be adjusted to any amount lower than, as appropriate, the CEO Base Salary during the CEO Period or the CSO Base Salary during the CSO Period.

3.02 BONUS.

      [1] AMOUNT OF BONUS.

            [a] During the CEO Period, the Executive shall be eligible to receive bonus compensation equal to the CEO Base Salary at the end of the CEO Period multiplied by the Bonus Payout percentage as determined by the Bonus Program

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            set each fiscal year by the Compensation Committee of BLI's Board of
            Directors. Also (and subject to Section 5.00), if either [i] the CEO Period or [ii] the Term ends before the end of a fiscal year ("Bonus Termination Date"), the amount calculated under the preceding sentence will be multiplied by the number of whole and partial months between the beginning of that fiscal year and the Bonus Termination Date and divided by 12. The Bonus Program is based upon the achievement of the Company's annual financial plan. The target bonus for the Executive is 100% of CEO Base Salary and the Stretch Bonus for the Executive is 200% of CEO Base Salary, both of which are defined in the Bonus Program and are subject to adjustment by BLI's Board of Directors; provided, however, the Executive's target bonus during the CEO Period shall never fall below 100% of CEO Base Salary and, during the CEO Period, the Executive's Stretch Bonus shall never fall below 200% of CEO Base Salary.

            [b] During the CSO Period, the Executive will not be entitled to receive any bonus unless otherwise determined by the Compensation Committee of the BLI Board of Directors.

      [2] PAYMENT. Any bonuses described herein will be paid at a time consistent with payment of bonuses to other of the Company's executive officers.

      [3] CONTINUOUS EMPLOYMENT. Subject to Section 5.00, in order to receive any bonus as provided herein, Executive must remain continuously employed by the Company pursuant to the terms and conditions of this Agreement through the end of the CEO Period.

      [4] FISCAL YEAR. The term "fiscal year" shall mean the period commencing on the Sunday next following the Saturday closest to January 31st in a calendar year and ending the next following calendar year on the Saturday closest to January 31st.

3.03 BENEFIT PLANS. Subject to their terms, the Executive may participate in (or continue to participate in) any Company-sponsored employee pension or benefit plans (other than the bonus plan as described in Section 3.02) at a level commensurate with the Executive's title and position. However (and except as specifically provided), this Agreement will not affect any compensatory stock option or equity grants the Executive has received.

3.04 VACATION AND SICK LEAVE. The Executive shall, during both the CEO Period and the CSO Period, be entitled to such periods of vacation and sick leave each year which shall not be less than as provided under the Company's vacation and sick leave policy at a level commensurate with the Executive's title and position.

3.05 EXPENSES. The Executive is entitled to receive reimbursement for all normal and reasonable expenses incurred while performing services under this Agreement, including reasonable travel expenses. Reimbursement for these expenses will be made as soon as administratively feasible after the date the Executive submits appropriate evidence of the expenditure and otherwise complies with the Company's business expense reimbursement policies.

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3.06 TRANSPORTATION. During the Term, the Company will provide the Executive with a current luxury model automobile purchased or leased by the Company, in accordance with the Company's applicable policies. The Company shall pay all maintenance and repair expenses with respect to the automobile, procure and maintain in force at the Company's expense collision, comprehensive, and liability insurance coverage with respect to the automobile, and pay operating expenses with respect to the automobile to the extent such operating expenses are incurred in the conduct of the Company's business. The Executive shall be entitled to a similar vehicle every three years or 36,000 miles, whichever occurs first.

3.07 TERMINATION BENEFITS. The Company will provide the Executive with only those termination benefits described in Section 5.00.

                          4.00 EXECUTIVE'S OBLIGATIONS

The amounts described in Sections 3.00 and 5.00 of this Agreement are provided by the Company in exchange for (and have a value to the Company equivalent to) the Executive's performance of the obligations described in this Agreement, including performance of the duties and the covenants made and entered into by and between the Executive and the Company in this Agreement.

4.01 SCOPE OF DUTIES. The Executive will:

      [1] During the CEO Period, devote all available business time, best efforts and undivided attention to the Company's business and affairs. During the CSO Period, the Executive shall report to BLI's Board of Directors and devote the time, effort and attention necessary to complete the services reasonably requested by the BLI Board of Directors; and

      [2] During the CEO Period, refrain from engaging in any other business activity, whether for gain, profit or other pecuniary benefit. During the CSO Period, the Executive shall refrain from engaging in any business activity which would prevent him from devoting the time, effort and attention necessary to complete the services reasonably requested by BLI's Board of Directors.

      [3] However, the restriction described in Sections 4.01[1] and [2] will not preclude the Executive from:

            [a] Making or holding passive investments in outstanding shares in the securities of publicly-owned companies or other businesses; or

            [b] Serving on corporate, civic, religious, educational and/or charitable boards or committees but only if this activity does not interfere with the performance of duties under this Agreement and only after the Executive has provided the Company with notice of his intention to serve.

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4.02 CONFIDENTIAL INFORMATION.

      [1] OBLIGATION TO PROTECT CONFIDENTIAL INFORMATION. The Executive acknowledges that the Company, its parent, affiliates, predecessor, successor, subsidiaries and other related companies (collectively, "Group" and separately, "Group Member") have a legitimate and continuing proprietary interest in the protection of Confidential Information (as defined in Section 4.02[2]) and have invested, and will continue to invest, substantial sums of money to develop, maintain and protect Confidential Information. The Executive agrees [a] during and after employment with the Company and as to all Group Members [i] that any Confidential Information will be held in confidence and treated as proprietary to the Group, [ii] not to use or disclose any Confidential Information except to promote and advance the Group's business interests and [b] immediately upon termination for any reason from employment with the Company, to return to the Company any Confidential Information.

      [2] DEFINITION OF CONFIDENTIAL INFORMATION. For purposes of this Agreement, Confidential Information includes any confidential data, figures, projections, estimates, pricing data, customer lists, buying manuals or procedures, distribution manuals or procedures, other policy and procedure manuals or handbooks, supplier information, tax records, personnel histories and records, information regarding sales, information regarding properties and any other Confidential Information regarding the business, operations, properties or personnel of the Company or the Group (or any Group Member) which are disclosed to or learned by the Executive as a result of employment with the Company, but will not include [a] the Executive's personal personnel records or [b] any information that [i] the Executive possessed before the date of initial employment (including periods before the Effective Date) with the Company that was a matter of public knowledge, [ii] became or becomes a matter of public knowledge through sources independent of the Executive, [iii] has been or is disclosed by any Group Member without restriction on its use or [iv] has been or is required to be disclosed by law or governmental order or regulation. The Executive also agrees that, if there is any reasonable doubt whether an item is public knowledge, to not regard the item as public knowledge until and unless the Company's General Counsel confirms to the Executive that the information is public knowledge or an arbitrator, acting under Section 9.00, finally decides that the information is public knowledge.

      [3] INTELLECTUAL PROPERTY. The Executive expressly acknowledges that all right, title and interest to all inventions, designs, discoveries, works of authorship, and ideas conceived, produced, created, discovered, authored, or reduced to practice during the Executive's performance of services under this Agreement, whether individually or jointly with the Company or any Group Member (the "Intellectual Property") shall be owned solely by the Company or the Group, and shall be subject to the restrictions set forth in Section 4.02[1] above. All Intellectual Property which constitutes copyrightable subject matter under the copyright laws of the United States shall, from the inception of creation, be deemed to be a "work made for hire" under the United States copyright laws and all right, title and interest in and to such copyrightable works shall vest in the Company or the Group. All right, title and interest in and to all Intellectual Property developed or produced under this Agreement by the Executive, whether constituting

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      patentable subject matter or copyrightable subject matter (to the extent deemed not to be a "work made for hire") or otherwise, shall be assigned and is hereby irrevocably assigned to the Company or the Group by the Executive. The Executive shall, without any additional consideration, execute all documents and take all other actions needed to convey the Executive's complete ownership interest in any Intellectual Property to the Company or the Group or the Executive is directed so that the Company or the Group may own and protect such Intellectual Property and obtain patent, copyright and trademark registrations for it. The Executive agrees that any Group Member may alter or modify the Intellectual Property at the Group Member's sole discretion, and the Executive waives all right to claim or disclaim authorship.

4.03 SOLICITATION OF EMPLOYEES. The Executive agrees that during employment, and for two years after terminating employment with the Company [1] not, directly or indirectly, to solicit any employee of the Company or of any Group Member to leave employment with the Group, [2] not, directly or indirectly, to employ or seek to employ any employee of the Company or any Group Member and [3] not to cause or induce any of the Company's or the Group's (or Group Member's) competitors to solicit or employ any employee of the Company or any Group Member.

4.04 SOLICITATION OF THIRD PARTIES. The Executive agrees that during employment, and for two years after terminating employment with the Company not, directly or indirectly, to recruit, solicit or otherwise induce or influence any customer, supplier, sales representative, lender, lessor, lessee or any other person having a business relationship with the Company or the Group (or any Group Member) to discontinue or reduce the extent of that relationship except in the course of discharging the duties described in this Agreement and with the good faith objective of advancing the Company's or the Group's (or any Group Member's) business interests.

4.05 NON-COMPETITION. The Executive acknowledges that the principal business of the Company includes the operation of its Big Lots retail outlets, the inventories of which are acquired primarily through special purchases such as overstocks, close-outs, liquidations, bankruptcies, wholesale distribution of overstock, distress, liquidation and other volume inventories, the operation of its Big Lots Furniture stores, and its wholesale operations all of which comprise the Company's business (the "Company Business"); that Company is one of the limited number of entities which has developed such business; that the Company Business is national in scope and the Executive's work for the Company will give him access to the confidential affairs of the Company and the Group as defined in Section 4.02[2]; and the agreements and covenants of the Executive contained in Section 4.00 are essential to the business and the good will of the Company. Accordingly, and in exchange for amounts paid under this Agreement including the amount described in Section 5.00, the Executive covenants and agrees that:

      [1] During the term of the Executive's employment with the Company and for a period of two years (the "Restricted Period") following the termination of his employment in any manner, the Executive shall not in any location where the Company's retail stores are located throughout the United States [a] engage in the Company Business for the Executive's own account, [b] render any services to any person engaged in the Company Business (other than to the Company); or [c] become employed in any manner

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      by, or consult with, Wal-Mart, Sam's Club, Kmart, Target, Dollar General,
      Family Dollar, Dollar Tree, Value City/Schottenstein Stores Corporation, Fred's, 99(cent) Stores, Canned Foods, Tuesday Morning and TJX Corporation, or any grocery store chain regardless of size. Further, the Executive agrees to not become employed in any manner or to act as consultant to any parent or subsidiary of the above-listed entities. In the event of a change of control as defined in Section 5.07[2] of this Agreement, the restricted period shall be for a period of six (6) months.

      [2] ACKNOWLEDGEMENT. The Executive acknowledges that the non-competition agreement is reasonable in light of the nature of the Company Business; that the Company has legitimate business reasons for requiring the Executive's agreement to all provisions of Section 4.00; and that he understands the restrictions, has had an opportunity to fully discuss these restrictions with the Company and accepts the restrictions.

      [3] MAXIMUM ENFORCEABLE RESTRICTION. In the event that any or all of the covenants set forth in this Section 4.05 are determined by a court of competent jurisdiction to be unenforceable by reason of the temporal restrictions being too great, the geographic areas covered too great, the range of activities too great or for any other reason, then the Court is authorized and shall interpret them to extend over the maximum period of time, the maximum geographic area and the maximum range of activities or, as to any provision, in such a manner that all provisions may be given maximum restrictive effect in accordance with applicable law; provided, however, that in no event shall a court determine the maximum restrictive effect to be greater than the original covenants set forth in this Section 4.05.

      [4] TOLLING. The Executive agrees that if any of the obligations to the Company under this Section 4.05 are breached, then the restricted period shall be extended for the length of time that the Executive failed to fulfill his obligations under Section 4.05.

4.06 POST-TERMINATION COOPERATION. As is required of the Executive during employment, the Executive agrees that during and after employment with the Company and without additional compensation (other than reimbursement for reasonable associated expenses), to cooperate with the Company in the following areas:

      [1] COOPERATION WITH THE COMPANY. The Executive agrees [a] to be reasonably available to answer questions for the Company's officers regarding any matter, project, initiative or effort for which the Executive was responsible while employed by the Company and [b] to cooperate with the Company or any Group Member during the course of all third-party proceedings arising out of the Company Business about which the Executive has knowledge or information. For purposes of this Agreement, [c] "proceedings" includes internal investigations, administrative investigations or proceedings and lawsuits (including pre-trial discovery and trial testimony) and [d] "cooperation" includes [i] the Executive's being reasonably available for interviews, meetings, depositions, hearings and/or trials without the need for subpoena or assurances by the Company or any Group Member; [ii] providing any and all documents in the

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      Executive's possession that relate to the proceeding; and [iii] providing assistance in locating any and all relevant notes and/or documents.

      [2] COOPERATION WITH THIRD PARTIES. Unless compelled to do so by lawfully-served subpoena or court order, the Executive agrees not to communicate with, or give statements or testimony to, any opposing attorney, opposing attorney's representative (including private investigator) or current or former employee relating to any matter (including pending or threatened lawsuits or administrative investigations) about which the Executive has knowledge or information (other than knowledge or information that is not Confidential Information as defined in Section 4.02[2]) except in cooperation with the Company and Group Members. The Executive also agrees to notify the Company's General Counsel immediately after being contacted by a third party or receiving a subpoena or court order to appear and testify with respect to any matter affected by this section.

      [3] COOPERATION WITH MEDIA. The Executive agrees not to communicate with, or give statements to, any member of the media (including print, television or radio media) relating to any matter (including pending or threatened lawsuits or administrative investigations) about which the Executive has knowledge or information (other than knowledge or information that is not Confidential Information as defined in Section 4.02[2]) except in cooperation with the Company or any Group Member. The Executive also agrees to notify the Company's General Counsel immediately after being contacted by any member of the media with respect to any matter affected by this section.

4.07 NON-DISPARAGEMENT. The Executive and the Company agree that neither will make any disparaging remarks about the other and the Executive will not make any disparaging remarks about the Company, the Company's executives or any Group Member or their executives. However, this section will not preclude [1] any remarks that may be made by the Executive under the terms of Section 4.06[2] or that are required to discharge the duties described in this Agreement or [2] the Company or Group Members from making (or eliciting from any person) disparaging remarks about the Executive concerning any conduct that may lead to a termination for Cause, as defined in Section 5.04[3] (including initiating an inquiry or investigation that may result in a termination for Cause).

4.08 NOTICE OF SUBSEQUENT EMPLOYMENT. The Executive agrees to notify the Company of any subsequent employment during the Restricted Period after employment terminates.

4.09 REMEDIES. The Executive agrees that any breach of any of the terms of this
Section 4.00 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of a breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages. The Executive agrees that no bond shall be required of the Company and further agrees not to defend any action seeking injunctive or other equitable relief on the basis that the Company has an adequate remedy at law in money damages or otherwise. The terms of this Section
4.09 shall not prevent the Company from pursuing any other available remedies for any

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breach or threatened breach hereof including, but not limited to, the recovery of damages from the Executive or specific performance. In addition to any other available remedies, the Company may require the Executive to account for and pay over to the Company all compensation, profits, accruals, increments or other benefits derived or received by the Executive as a result of any transaction constituting a breach of any provision of Section 4.00. The Company may set off any amounts finally determined by a court of competent jurisdiction to be due under this section against any amount which may be owed to the Executive under this Agreement. The Parties agree that any action for breach of any of the provisions of Section 4.00 and/or injunctive relief shall be venued in the Court of Common Pleas, Franklin County, Ohio.

4.10 RETURN OF COMPANY PROPERTY. Upon termination of employment, the Executive agrees to promptly return to the Company all property belonging to the Group or any Group Member.

4.11 EFFECT OF TERMINATION. The provisions of Section 4.00 shall survive any termination of this Agreement, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 4.00; provided, however, that this
Section 4.11 shall not, in and of itself, preclude the Executive from defending himself against the enforceability of the covenants and agreements of Section 4.00.

                      5.00 TERMINATION AND RELATED BENEFITS

This Agreement can only be terminated upon the occurrence of any of the events described in this section or upon expiration of the Term.

5.01 RULES OF GENERAL APPLICATION. The following rules apply generally to the implementation of Section 5.00:

      [1] APPLICATION OF PRO RATA. Except as provided in Section 3.02[1], any pro rata share required to be paid under Section 5.00 will be based on the number of days between the first day of the fiscal year during which the Executive terminates employment and the date that the Executive terminates employment divided by the number of days in the fiscal year during which the Executive terminates employment.

      [2] LIMIT ON TIME AND FORM OF PAYMENT. Subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), the payments described in this section will be made at the time and in the form described in this section.

5.02 TERMINATION DUE TO EXECUTIVE'S DEATH. This Agreement will terminate automatically on the date the Executive dies. As of that date, the Company will make the following payments to the person the Executive designates.

      [1] BASE SALARY. The unpaid Base Salary the Executive earned to the date of termination paid in a lump sum as provided under Big Lots' normal payroll program.

      [2] BONUS. The bonus described in Section 3.02[1] determined as described in Section 3.02[1] after the close of the fiscal year in which the termination because of death

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      occurs and paid in the form and at the same time other eligible executives are paid a bonus under the same program for the same period.

      [3] OTHER. Any rights accruing to the Executive under any employee benefit plan, fund or program maintained by the Company will be distributed or made available as required by the terms of the plan, fund or program or as required by law.

5.03 TERMINATION DUE TO EXECUTIVE'S DISABILITY. The Company may terminate this Agreement after ascertaining that the Executive is Disabled (as defined below - "Disability") by delivering to the Executive a written notice of termination for Disability that includes the date termination for Disability is to be effective. If all requirements of this Agreement are met (including those imposed under Section 7.00), the Company will make the following payments to the Executive:

      [1] BASE SALARY. The unpaid Base Salary the Executive earned to the date of termination paid in a lump sum as provided under Big Lots' normal payroll program.

      [2] BONUS. The bonus described in Section 3.02[1] determined as described in Section 3.02[1] after the close of the fiscal year in which the termination because of Disability occurs and paid in the form and at the same time other eligible executives are paid a bonus under the same program for the same period.

      [3] OTHER. Any rights accruing to the Executive under any employee benefit plan, fund or program maintained by the Company will be distributed or made available as required by the terms of the plan, fund or program or as required by law; provided, however, that upon Executive's termination for Disability, Executive shall be entitled to long term disability benefits under a plan maintained by the Company at a minimum rate of twenty five thousand dollars ($25,000.00) per month, tax free, until the age of sixty-five (65).

      [4] DEFINITION OF DISABILITY. For these purposes, "Disability" means that, for more than six consecutive months, the Executive is unable, with a reasonable accommodation, to perform the duties described in Section 4.01 on a full-time basis due to a physical or mental disability or infirmity.

5.04 TERMINATION FOR CAUSE. The Company may terminate the Executive's employment for Cause (as defined below - "Cause"). A termination for Cause shall only be effective after [a] the Company has delivered a written notice to the Executive stating that in the opinion of BLI's Board of Directors, the Executive may be terminated for Cause, specifying the details and [b] if the failure or action is one that can be cured, the Executive does not cure the issue giving rise to the Cause determination within 30 days after receiving notice. If the Executive is terminated for Cause and if all requirements of this Agreement are met, the Company will make the following payments to the Executive:

      [1] BASE SALARY. The unpaid Base Salary the Executive earned to the date of termination paid in a lump sum as provided under Big Lots' normal payroll program.

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      [2] OTHER. Any rights accruing to the Executive under any employee benefit plan, fund or program maintained by the Company will be distributed or made available as required by the terms of the plan, fund or program or as required by law.

      [3] DEFINITION OF CAUSE. For these purposes, Cause means the Executive's [a] failure to comply with Company's policies and procedures which the Board of Directors of BLI reasonably determines has had or is likely to have a material adverse effect upon the Company; [b] willful or illegal misconduct or grossly negligent conduct that is materially injurious to the Company monetarily or otherwise; [c] violation of laws or regulations governing the Company or violation of the Company's code of ethics; [d] breach of any fiduciary duty owed to the Company; [e] misrepresentation or dishonesty which the Board of Directors of BLI reasonably determines has had or is likely to have a material adverse effect upon the Company; [f] breach of any provisions of Sections 4.02 through 4.11 of this Agreement; [g] involvement in any act of moral turpitude that has a materially injurious effect on the Company or its reputation; or [h] breach of the terms of any non-solicitation or confidentiality clauses contained in an employment agreement(s) with a former employer.

      [4] SUBSEQUENT INFORMATION. The terms of Section 5.04 will apply if, within 24 months after the Executive terminates under any other provision of Section 5.00, the Company learns of an event that, had it been known before the Executive terminated employment, would have justified a termination for Cause. In this case, the Company will be entitled to recover (and the Executive agrees to repay) any amounts (other than legally protected benefits) that the Executive received under any other provision of Section 5.00 reduced by the amount the Executive is entitled to receive under Section 5.04.

5.05 VOLUNTARY TERMINATION BY EXECUTIVE. The Executive may voluntarily terminate employment with the Company at any time, in which case the Company will make the following payments to the Executive:

      [1] BASE SALARY. The unpaid Base Salary the Executive earned to the date of termination paid in a lump sum as provided under Big Lots' normal payroll program.

      [2] OTHER. Any rights accruing to the Executive under any employee benefit plan, fund or program maintained by the Company will be distributed or made available as required by the terms of the plan, fund or program or as required by law.

5.06 INVOLUNTARY TERMINATION WITHOUT CAUSE. Beginning one year after the Effective Date of this Agreement, the Company may terminate the Executive's employment at any time Without Cause (as defined below) by delivering to the Executive a written notice specifying the date termination is to be effective. If all requirements of this Agreement are met (including those imposed under Section 7.00), the Company will make the following payments to the Executive:

      [1] BASE SALARY. The unpaid Base Salary the Executive earned to the date of termination paid in a lump sum as provided under Big Lots' normal payroll program.

                                                  Initials _______ Date ________

      [2] BONUS. The bonus described in Section 3.02[1] determined as described in Section 3.02[1] after the close of the fiscal year in which the termination occurs and paid in the form and at the same time other eligible executives are paid a bonus under the same program for the same period.

      [3] PAYMENT FOR NONCOMPETITION COVENANT. A lump sum amount equal to 200 percent of the CEO Base Salary reduced by any CSO Base Salary earned by the Executive as payment for the noncompetition covenant described in
      Section 4.05 as soon as administratively feasible after termination.

      [4] HEALTH CARE. The Company will reimburse the Executive for the cost of continuing health coverage under COBRA until the last day of the twenty-fourth complete calendar month after the beginning of the CSO Period, less the amount the Executive is expected to pay as a regular employee premium for such coverage. The amounts payable hereunder shall be increased to reimburse the Executive for federal, state and local income, employment and wage taxes associated with that reimbursement. Such reimbursements will cease if the Executive becomes eligible for similar coverage under another benefit plan.

      [5] TRANSPORTATION. The Executive shall be entitled to continue to receive the transportation benefits described in Section 3.06 until the last day of the twenty-fourth complete calendar month after the beginning of the CSO Period.

      [6] OTHER. Any rights accruing to the Executive under any employee benefit plan, fund or program maintained by the Company will be distributed or made available as required by the terms of the plan, fund or program or as required by law.

      [7] DEFINITION OF WITHOUT CAUSE. For purposes of this Agreement, a termination "Without Cause" means that in the opinion of BLI's Board of Directors, the Executive has conducted himself or otherwise acted in a manner that has resulted in, or continues to be, a material disruption to the Company. A termination Without Cause shall only be effective after [a] the Company has delivered a written notice to the Executive describing the conduct or action giving rise to the Board's determination and [b] the Executive has not ceased the conduct or action within 30 days after receiving notice.

5.07 TERMINATION AFTER CHANGE OF CONTROL.

      [1] TERMINATION OF EMPLOYMENT. If during the CEO Period or during the first twelve months of the CSO Period there is a Change of Control (as defined herein), the Executive's employment shall automatically terminate and the provisions of this section will apply. To the extent that the provisions of this Section 5.07 are applicable, the Executive shall be entitled to the following payments and benefits, whether the Change in Control occurs during the CEO Period or the CSO Period:

            [a] BASE SALARY. The unpaid Base Salary the Executive earned to the date of termination paid in a lump sum as provided under Big Lots' normal payroll program.

                                                  Initials _______ Date ________

            [b] ADDITIONAL BASE SALARY. A single lump sum payment equal to two times the CEO Base Salary paid as soon as administratively feasible after termination.

            [c] BONUS. A single lump sum payment equal to 400 percent of the CEO Base Salary paid as soon as administratively feasible after termination.

            [d] HEALTH CARE. The Company will reimburse the Executive for the cost of continuing health coverage under COBRA for a period of no more than 24 months following the date of termination, less the amount the Executive is expected to pay as a regular employee premium for such coverage. The amounts payable hereunder shall be increased to reimburse the Executive for federal, state and local income, employment and wage taxes associated with that reimbursement and, if appropriate, will be further adjusted as provided in Sections 5.07[3] and [4]. Such reimbursements (other than those provided under Sections 5.07[3] and [4]).will cease if the Executive becomes eligible for similar coverage under another benefit plan.

            [e] OTHER. Any rights accruing to the Executive under any employee benefit plan, fund or program maintained by the Company arising from either a Change of Control or termination of employment will be distributed or made available as required by the terms of the plan, fund or program or as required by law.

      [2] DEFINITION OF CHANGE OF CONTROL. For purposes of this Agreement, the term "Change of Control" means [a] any person or group [as defined for purposes of Section 13(d) of the Securities Exchange Act of 1934] that becomes the beneficial owner of, or has the right to acquire (by contract, option, warrant, conversion of convertible securities or otherwise), 20% or more of the outstanding equity securities of BLI entitled to vote for the election of directors; [b] a majority of the Board of Directors of BLI is replaced within any period of two years or less by directors not nominated and approved by a majority of the directors of BLI in office at the beginning of such period (or their successors so nominated and approved), or a majority of the Board of Directors of BLI at any date consists of persons not so nominated and approved; [c] the stockholders of BLI approve an agreement to reorganize, merge or consolidate with another corporation (other than Big Lots Stores, Inc. or an affiliate); [d] the stockholders of BLI adopt a plan or approve an agreement to sell or otherwise dispose of all or substantially all of BLI's assets (including without limitation, a plan of liquidation or dissolution), in a single transaction or series of related transactions. The effective date of any such Change of Control shall be the date upon which the last event occurs or last action is taken such that the definition of such Change of Control (as set forth above) has been met. For purposes of this Agreement, the term "affiliate" shall mean: [i] any person or entity qualified as part of an affiliated group which includes BLI pursuant to Section 1504 of the Code; or [ii] any person or entity qualified as part of a parent-subsidiary group of trades and businesses under common control within the meaning of Treasury Regulation Section 1.414(c)(2)(b). Determination of affiliate shall be tested as of the date immediately prior to any event constituting a Change of Control. The other provisions of this Section 5.07 notwithstanding, the term "Change of Control" shall not mean any transaction, merger, consolidation or reorganization in which BLI exchanges or offers to exchange newly

                                                  Initials _______ Date ________
      issued or treasury shares in an amount less than 50% of the then-outstanding equity securities of BLI entitled to vote for the election of directors, for 51% or more of the outstanding equity securities entitled to vote for the election of at least the majority of the directors of a corporation other than BLI or an affiliate thereof (the "Acquired Corporation"), or for all or substantially all of the assets of the Acquired Corporation.

      [3] TREATMENT OF TAXES. If payments under this Agreement, when combined with payments and benefits under all other plans and programs maintained by the Company, constitute "excess" parachute payments as defined in
      Section 280G(b) of the Code, the Company will distribute an additional amount to the Executive sufficient to ensure that, after payment of all excise taxes arising under Section 4999 of the Code, the Executive will retain an amount equal to the amount he would have retained had no excise tax been imposed under Section 4999 of the Code.

      [4] EFFECT OF SUBSEQUENT TAX CLAIM. The Company will establish procedures that will apply to any inquiries regarding the treatment of tax payments under this Section 5.07. Within 30 days following the termination of the Executive's employment under Section 5.07, the Company will provide the Executive with a copy of such procedures. Also, if it subsequently is established under those procedures that the Executive has received an "excess" parachute payment as defined in Section 280G of the Code that is larger than the amount initially calculated under Section 5.07[3], the Company will distribute an additional amount to the Executive sufficient to ensure that, after payment of all additional excise taxes arising under
      Section 4999 of the Code, the Executive will retain an amount equal to the amount he would have retained had no additional excise tax been imposed under Section 4999 of the Code.

5.08 TERMINATION OF AGREEMENT. If the Executive continues to be employed through the end of the Term, the Executive's employment will terminate automatically on the last day of the Term; provided, however, that in the event the Executive is receiving short term disability benefits on the last day of the Term, the Executive's employment will extend until the earlier of the date the Executive ceases to qualify for short term disability benefits or six months from the date the Executive first received short term disability benefits. In the event the Executive's employment is extended under this Section 5.08 and he receives a full six months of short term disability benefits, his employment will be terminated pursuant to the provisions of Section 5.03. If the Executive's employment is terminated automatically under this Section 5.08 (and not pursuant to Section 5.03), the Company will make the following payments to the Executive:

      [1] BASE SALARY. The unpaid Base Salary the Executive earned to the date of termination paid in a lump sum as provided under Big Lots' normal payroll program.

      [2] OTHER. Any rights accruing to the Executive under any employee benefit plan, fund or program maintained by the Company will be distributed or made available as required by the terms of the plan, fund or program or as required by law.

      [3] PAYMENT FOR NONCOMPETITION COVENANT. A lump sum amount equal to 100 percent of the CEO Base Salary in payment for the noncompetition covenant described in Section 4.05 as soon as administratively feasible after termination.

                                                  Initials _______ Date ________

                                   6.00 NOTICE

6.01 HOW GIVEN. Any notice permitted or required to be given under this Agreement must be given in writing and delivered in person or by registered, U.S. mail, return receipt requested, postage prepaid; or through Federal Express, UPS, DHL or any other reputable professional delivery service that maintains a confirmation of delivery system. Any delivery must be addressed to the chairman of the Big Lots' Board of Directors and its General Counsel (and, during the CSO Period, with a copy to the Company's Chief Executive Officer) at the Company's then-current corporate offices and to the Executive at the Executive's address as contained in the Executive's personnel file.

6.02 EFFECTIVE DATE. Any notice permitted or required to be given under this Agreement will be effective on the date it is delivered, in the event of personal delivery, or on the date its receipt is acknowledged, in the event of delivery by registered mail or through a professional delivery service described in Section 6.01.

                            7.00 EXECUTION OF RELEASE

The Executive agrees that as a condition of receiving any post-termination benefit as set forth in Section 5.00 except for earned but unpaid Base Salary to the date of termination, along with any accrued rights the Executive has under any employee benefit plan of the Company, he must execute a comprehensive release in the form as may be determined from time to time by the Company in its sole discretion. Generally, the release will require the Executive and the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and assigns to release and forever discharge the Company (and all Group Members) and its executives, officers, directors, agents, attorneys, successors and assigns from any and all claims, suits and/or causes of action that grow out of or are in any way related to the Executive's recruitment to or employment with the Company, other than any claim that the Company has breached this Agreement. This release will include, but not be limited to, any claim that the Company violated the Employee Retirement Income Security Act of 1974; the Age Discrimination in Employment Act; the Older Worker's Benefit Protection Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964 (as amended); the Family and Medical Leave Act; any state, federal law or local ordinance prohibiting discrimination, harassment or retaliation in employment; any claim for wrongful discharge in violation of public policy, claims of promissory estoppel or detrimental reliance, defamation, intentional infliction of emotional distress; or the public policy of any state; or any federal, state or local law. Upon termination, the Executive will be presented with a release and if the Executive fails to execute the release, the Executive agrees to forego any payment from the Company other than payments as if the Executive had terminated employment voluntarily under Section 5.05. The Executive acknowledges that the Executive is an experienced senior executive knowledgeable about the claims that might arise in the course of employment with the Company and knowingly agrees that the payments upon termination (except those payable in accordance with Sections 5.02, 5.04 and 5.05) provided for in this Agreement are satisfactory additional consideration for the release of all possible claims.

                                                  Initials _______ Date ________

                                 8.00 INSURANCE

To the extent permitted by law and its organizational documents, the Company will include the Executive under any liability insurance policy the Company maintains for employees of comparable status. The level of coverage will be at least as favorable to the Executive (in amount and each other material respect) as the coverage of other employees of comparable status. This obligation to provide insurance for the Executive will survive termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions occurring during the Executive's employment with the Company or with any Group Member.

                                9.00 ARBITRATION

9.01 ACKNOWLEDGEMENT OF ARBITRATION. Unless stated otherwise in this Agreement, the Parties agree that arbitration is the sole and exclusive remedy for each of them to resolve and redress any dispute, claim or controversy involving the interpretation of this Agreement or the terms, conditions or termination of this Agreement or the terms, conditions or termination of the Executive's employment with the Company, including any claims for any tort, breach of contract, violation of public policy or discrimination, whether such claim arises under federal or state law.

9.02 SCOPE OF ARBITRATION. The Executive expressly understands and agrees that claims subject to arbitration under this section include asserted violations of the Employee Retirement Income Security Act of 1974; the Age Discrimination in Employment Act; the Older Worker's Benefit Protection Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964 (as amended); the Family and Medical Leave Act; any law prohibiting discrimination, harassment or retaliation in employment; any claim of promissory estoppel or detrimental reliance, defamation, intentional infliction of emotional distress; or the public policy of any state, or any federal, state or local law.

9.03 EFFECT OF ARBITRATION. The Parties intend that any arbitration award relating to any matter described in Section 9.00 will be final and binding on them and that a judgment on the award may be entered in any court of competent jurisdiction, and enforcement may be had according to the terms of that award. This section will survive the termination or expiration of this Agreement.

9.04 LOCATION OF ARBITRATION. Arbitration will be held in Columbus, Ohio, and will be conducted by a retired federal judge or other qualified arbitrator. The arbitrator will be mutually agreed upon by the Parties and the arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The Parties will have the right to conduct discovery pursuant to the Federal Rules of Civil Procedure; provided, however, that the arbitrator will have the authority to establish an expedited discovery schedule and cutoff and to resolve any discovery disputes. The arbitrator will have no jurisdiction or authority to change any provision of this Agreement by alterations of, additions to or subtractions from the terms of this Agreement. The arbitrator's sole authority will be to interpret or apply any provision(s) of this Agreement or any public law alleged to have been violated. The arbitrator has the authority to award damages and such other relief as expressly provided by law.

                                                  Initials _______ Date ________

9.05 TIME FOR INITIATING ARBITRATION. Any claim or controversy not sought to be submitted to arbitration, in writing, within 60 days of the date the Party asserting the claim knew, or through reasonable diligence should have known, of the facts giving rise to that Party's claim, will be deemed waived and the Party asserting the claim will have no further right to seek arbitration or recovery with respect to that claim or controversy. Both Parties agree to strictly comply with the time limitation specified in Section 9.00. For purposes of this section, a claim or controversy is sought to be submitted to arbitration on the date the complaining Party gives written notice to the other that [1] an issue has arisen or is likely to arise that, unless resolved otherwise, may be resolved through arbitration under Section 9.00 and [2] unless the issue is resolved otherwise, the complaining Party intends to submit the matter to arbitration under the terms of Section 9.00.

9.06 COSTS OF ARBITRATION AND ATTORNEY'S FEES. The Company will bear the arbitrator's fee and other costs associated with any arbitration, unless the arbitrator, acting under Federal Rule of Civil Procedure 54(d)(1), elects to award these fees to the Company. Attorney's fees may be awarded to the prevailing party if expressly authorized by statute, or otherwise each party shall bear its own attorney's fees and costs.

9.07 ARBITRATION EXCLUSIVE REMEDY. The Parties acknowledge that, because arbitration is the exclusive remedy for resolving issues arising under this Agreement, neither Party may resort to any federal, state or local court or administrative agency concerning breaches of this Agreement or any other matter subject to arbitration under Section 9.00, except as otherwise provided in this Agreement, and that the decision of the arbitrator will be a complete defense to any suit, action or proceeding instituted in any federal, state or local court before any administrative agency with respect to any arbitrable claim or controversy.

9.08 WAIVER OF JURY. The Executive and the Company each waive the right to have a claim or dispute with one another decided in a judicial forum or by a jury, except as otherwise provided in this Agreement.

                            10.00 GENERAL PROVISIONS

10.01 REPRESENTATION OF EXECUTIVE. The Executive represents and warrants that the Executive is not under any contractual or legal restraint that prevents or prohibits the Executive from entering into this Agreement or performing the duties and obligations described in this Agreement.

10.02 MODIFICATION OR WAIVER; ENTIRE AGREEMENT. No provision of this Agreement may be modified or waived except in a document signed by the Executive, the Chairman of the Compensation Committee of BLI's Board of Directors and an officer of the Company designated by the Company's Board of Directors. This Agreement, and any attachments referenced in the Agreement, constitute the entire agreement between the Parties regarding the employment relationship described in this Agreement, and any other agreements are terminated and of no further force or legal effect. No agreements or representations, oral or otherwise, with respect to the Executive's employment relationship with the Company have been made or relied upon by either Party which are not set forth expressly in this Agreement.

                                                  Initials _______ Date ________

10.03 GOVERNING LAW; SEVERABILITY. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application of any provision of this Agreement to any person or circumstance, is, for any reason and to any extent, held invalid or unenforceable, such invalidity and unenforceability will not affect the remaining provisions of this Agreement of its application to other persons or circumstances, all of which will be enforced to the greatest extent permitted by law and the Executive and the Company agree that the arbitrator (or judge) is authorized to reform the invalid or enforceable provision [1] to the extent needed to avoid the invalidity or unenforceability and [2] in a manner that is as similar as possible to the intent (as described in this Agreement). The validity, construction and interpretation of this Agreement and the rights and duties of the Parties will be governed by the laws of the State of Ohio, without reference to the Ohio choice of law rules.

10.04 NO WAIVER. Except as otherwise provided in Section 9.05, failure to insist upon strict compliance with any term of this Agreement will not be considered a waiver of any such term.

10.05 WITHHOLDING. All payments made to the Executive under this Agreement will be reduced by any amount:

      [1] That the Company is required to withhold in advance payment of the Executive's federal, state and local income, wage and employment tax liability; and

      [2] To the extent allowed by law, that the Executive owes (or, after employment is deemed to owe) to the Company.

However, application of Section 10.05[2] will not extinguish the Company's right to seek additional amounts from the Executive (or to pursue other appropriate remedies) to the extent that the amount that may be recovered by application of
Section 10.05[2] does not fully discharge the amount the Executive owes to the Company and does not preclude the Company from proceeding directly against the Executive without first exhausting its right of recovery under Section 10.05[2].

10.06 SURVIVAL. The Parties agree that the covenants and promises set forth in this Agreement will survive the termination of this Agreement and continue in full force and effect.

10.07 MISCELLANEOUS.

      [1] The Executive may not assign any right or interest to, or in, any payments payable under this Agreement; provided, however, that this prohibition does not preclude the Executive from designating in writing one or more beneficiaries to receive any amount that may be payable after the Executive's death and does not preclude the legal representative of the Executive's estate from assigning any right under this Agreement to the person or persons entitled to it.

      [2] This Agreement will be binding upon and will inure to the benefit of the Executive, the Executive's heirs and legal representatives and the Company and its successors.

                                                  Initials _______ Date ________

      [3] The headings in this Agreement are inserted for convenience of reference only and will not be a part of or control or affect the meaning of any provision of the Agreement.

10.08 SUCCESSORS TO COMPANY. This Agreement may and will be assigned or transferred to, and will be binding upon and will inure to the benefit of, any successor of the Company, and any successor will be substituted for the Company under the terms of this Agreement. As used in this Agreement, the term "successor" means any person, firm, corporation or business entity which at any time, whether by merger, purchase or otherwise, acquires all or essentially all of the assets of the business of the Company. Notwithstanding any assignment, the Company will remain, with any successor, jointly and severally liable for all its obligations under this Agreement.

                   [Balance of Page intentionally left blank]

                                                  Initials _______ Date ________

      IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement, which includes an arbitration provision, and consists of 20 pages.

                                                BIG LOTS, INC.

                                                By: /s/ David T. Kollat
                                                   ----------------------------

                                                Signed: January 6, 2005

                                                BIG LOTS STORES, INC.

                                                By: /s/ Brad A. Waite
                                                   ----------------------------

                                                Signed: January 6, 2005

                                                MICHAEL J. POTTER

                                                /s/ Michael J. Potter
                                                -------------------------------
                                                Signed: January 6, 2005

                                                  Initials _______ Date ________